Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors of

TiVo Inc.:

We consent to the incorporation by reference in the Forms S-3 (File Nos. 333-113719, 333-112836, 333-106731, 333-106507, 333-103002, 333-100894, and 333-69530) and Forms S-8 (File Nos. 333-112838, 333-106251, 333-101045, 333-94629, and 333-69512) of TiVo Inc. of our report dated April 14, 2005, relating to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended January 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005, and the effectiveness of internal control over financial reporting as of January 31, 2005, appearing elsewhere in this Form 10-K.

/s/    KPMG LLP

Mountain View, California

April 14, 2005